For the annual period ended December 31, 2005.
File number 811-2896
Dryden High Yield Fund, Inc.


SUB-ITEM 77D
Policies With Respect to Security Investment


DRYDEN HIGH YIELD FUND, INC.

Supplement dated September 16, 2005
to
Prospectus dated March 25, 2005

The Board of Directors (the Board) of Dryden High Yield Fund, Inc. (the Fund) recently approved a change in one of the Fund's benchmarks. Specifically, the Board approved the use of the Lehman Brothers U.S. Corporate High Yield
2% Issuer Capped Index in place of the Lehman Brothers U.S. Corporate
High Yield Index as one of the Fund's benchmarks.

To reflect the change in Fund benchmarks, the table of average annual total returns appearing in the section of the Prospectus titled "Risk/Return Summary - Evaluating Performance" is hereby amended by including information pertaining to the Lehman Brothers U.S. Corporate High Yield 2% Issuer Capped Index as set forth below:


Index           One Year     Five Years     Ten Years   Since
                                                        Inception

Lehman
High Yield 2%
Issuer Capped
Index*            5.64%      7.80%          7.16%       ***



*Performance as of 08/31/05. The Lehman Brothers U. S. Corporate High Yield 2% Issuer Capped Index (Lehman High Yield 2% Issuer Capped Index) covers the universe of U.S. dollar denominated, non-convertible, fixed rate, non-investment grade debt. Issuers are capped at 2% of the Index. Index holdings must have at least one year to final maturity, at least $150 million par amount outstanding, and be publicly issued with a rating of Ba1 or lower. Index returns do not include the effect of any sales charges, mutual fund operating expenses or taxes. These returns would be lower if they included the effect of sales charges, operating expenses and taxes. The Lehman High Yield 2% Issuer Capped Index returns since the closest calendar month-end following the inception of each class are 7.97% for Class A, 7.97% for Class B, 7.76% for Class C and 6.86% for Class Z shares. The Lehman High Yield 2% Issuer Capped Index began on January 1, 1993; therefore, the returns for Class A and Class B shares represent an inception return from that time until the present (August 31, 2005). Source: Lehman Brothers.

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